CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Callable Fixed Rate Step-Up Securities	$27,000,000	$1,925.10

(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement No. 104 Dated October 6, 2010 Registration Statement Nos. 333-162193 and 333-162193-01 (Prospectus Supplement Dated April 2, 2010 and Prospectus Dated April 2, 2010) Rule 424(b)(2)

THE ROYAL BANK OF SCOTLAND N.V. Callable Fixed Rate Step-Up Notes
Issuer:	The Royal Bank of Scotland N.V.	Launch Date:	September 22, 2010
Lead Agent:	RBS Securities Inc.	Pricing Date:	October 6, 2010
Issue Price:	100%	Settlement Date:	October 12, 2010
CUSIP:	78009KMU3	Maturity Date:	October 12, 20181
ISIN:	US78009KMU33
1Subject to certain adjustments as described under “Description of Notes – Maturity Date” herein.
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:	8-Year Callable Fixed Rate Step-Up Notes due October 12, 2018.
Payment at Maturity:	100% of the principal amount and any accrued but unpaid interest to but excluding the Maturity Date.
Interest Rate:
Interest will accrue on the Notes at the rate of (i) 3.25% per annum, from and including the Settlement Date to but excluding October 12, 2014, (ii) 4.75% per annum, from and including October 12, 2014 to but excluding October 12, 2016, (iii) 5.75% per annum, from and including October 12, 2016 to but excluding October 12, 2017, and (iv) 7.75% per annum, from and including October 12, 2017 to but excluding the Maturity Date.

Interest Payment Dates:	The 12th day of each April and October, commencing April 12, 2011 and ending on the Maturity Date, subject to adjustment as described herein.
Optional Redemption:
We may redeem the Notes, at our option, prior to the Maturity Date in whole or in part at a price equal to 100% of the principal amount of the Notes to be redeemed, on any Optional Redemption Date. Notice of redemption will be given not less than five business days prior to the Optional Redemption Date.

Optional Redemption Dates:	October 12, 2011 and any Interest Payment Date thereafter, subject to adjustment as described herein.
Specified Currency:	U.S. dollars ($)
Day Count Convention:	30/360
Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive
	Price to Public	Agent’s Commission2	Proceeds to Issuer
Per Security	$1,000	$19.87	$980.13
Total	$27,000,000	$536,490	$26,463,510
2For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.
Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on Page 7 of this Pricing Supplement.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Notes but have agreed to use reasonable efforts to solicit offers to purchase the Notes.  To the extent the full aggregate face amount of the Notes being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates may purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Notes, and to hold such Securities for investment purposes.  See “Holdings of the Notes by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.  This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Notes in market-making transactions.

PRICE: $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Notes and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Notes.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part.  This Pricing Supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

•	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, “RBS N.V.,” “the Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Notes and to reject orders in whole or in part prior to their issuance

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

SUMMARY

The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in the accompanying Prospectus and Prospectus Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are callable interest paying securities issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Notes are senior, unsecured notes of The Royal Bank of Scotland N.V. that have a maturity of 8 years, but are subject to redemption at our option in whole or in part on any interest payment date commencing October 12, 2011.  The Notes pay interest semi-annually at a fixed interest rate per annum.

Any payment on the Notes is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor

What will I receive at maturity of the Notes?

For each $1,000 principal amount of Notes, at maturity you will receive a cash payment of $1,000 plus accrued and unpaid interest (if any).  Any payment on the Notes is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

What interest payments can I expect on the Notes?

Beginning on the settlement date, interest will accrue on the Notes at a fixed rate of (i) 3.25% per annum, from and including the settlement date to but excluding October 12, 2014, (ii) 4.75% per annum, from and including October 12, 2014 to but excluding October 12, 2016, (iii) 5.75% per annum, from and including October 12, 2016 to but excluding October 12, 2017, and (iv) 7.75% per annum, from and including October 12, 2017 to but excluding the maturity date.  Interest will be paid on the 12th day of each April and October, beginning April 12, 2011; provided that if any such day is not a business day, then the interest payment date will be the next following business day, but no interest will accrue from and after the scheduled interest payment date.  Unless earlier redeemed, the final interest payment date for any Notes will be the maturity date. Interest on any interest payment date is payable semi-annually in arrears and will be calculated on the basis of a 360-day year consisting of twelve 30-day months or in the case of an incomplete month the actual number of days elapsed.

When may the Notes be redeemed and what will I receive upon redemption?

The Notes may be redeemed, at our option, in whole or in part on any interest payment date commencing October 12, 2011.  Interest payment dates occur on the 12th day of each April and October.  If we elect to redeem the Notes on any interest payment date, we will provide notice of such redemption not less than five business days prior to the redemption date.  For each $1,000 principal amount of Notes redeemed, you will receive a cash payment of $1,000.  If you were the holder of record on the record date for the applicable interest payment date you will also receive interest payable on such interest payment date occurring on the redemption date.

Do I get all my principal back at maturity or upon earlier redemption?

Subject to the credit of The Royal Bank of Scotland N.V. as the issuer of the Notes and RBS Holdings N.V. as the guarantor of The Royal Bank of Scotland N.V.’s obligations under the Notes, you will receive the principal amount of your Notes upon redemption or at maturity of the Notes.  However, if you sell the Notes prior to maturity, you will receive the market price for the Notes, which may or may not include the return of your full principal amount.  There may be little or no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes until maturity.

Any interest payment is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Notes?

The Notes will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited.  You should be willing to hold your Notes until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Notes from time to time in off-exchange transactions.  If our affiliate does make such a market in the Notes, it may stop doing so at any time.

In connection with any secondary market activity in the Notes, our affiliate may post indicative prices for the Notes on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time.  Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.  Investors should contact their brokerage firm for further information.

In addition, the issue price of the Notes includes the selling agents’ commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions.  The fact that the issue price of the Notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Notes.

What are the tax consequences of owning the Notes?

If you are a U.S. taxable investor, interest paid on a Note generally is taxable as ordinary interest income.  A U.S. taxable investor must report this income when it accrues or when the holder receives it, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes.  When a U.S. taxable investor sells, exchanges or otherwise disposes of a Note, or when we retire a Note (including by redemption), a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount the holder realizes upon the disposition or retirement and the holder’s tax basis in the Security.  Gain or loss a U.S. taxable investor  realizes on a disposition or retirement of a Note is capital gain or loss (except to the extent the gain represents accrued interest on the Security not previously included in gross income, to which extent such gain or loss would be treated as ordinary income).

You should review the section in this Pricing Supplement entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax adviser regarding the tax treatment of the Notes and whether a purchase of the Notes is advisable in light of the tax treatment and your particular situation.

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

     RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V.  RBSSI will act as calculation agent for the Notes, and is acting as agent for this offering.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Risk Factors — Potential Conflicts of Interest between Holders of the Notes and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest).”

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holdings N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holdings N.V. changed its name to RBS Holdings N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Notes referred to herein, and the name changes do not affect any of the terms of the Notes.  The Notes will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Notes.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Notes.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

Who invests in the Notes?

The Notes are not suitable for all investors.  The Notes might be considered by investors who:

•	believe that the fixed interest rate on the Notes will generally be equal to or higher than the market interest rate during the term of the Notes;

•	are willing and able to hold the Notes to maturity, but are willing to have the Notes redeemed at our option;

•	want to preserve their initial investment but are willing to assume the risk that the fixed interest rate on the Notes may be below the market interest rate; and

•	want to preserve their initial investment but are willing to assume the risk that the fixed interest rate on the Notes may be below the rate of inflation.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks.  We have described the most significant risks relating to the Notes under the heading “Risk Factors” in this Pricing Supplement which you should read before making an investment in the Notes.

Some selected risk considerations include:

•   Credit Risk.  The Notes are issued by RBS N.V. and guaranteed by Holdings, RBS N.V.’s parent company. As a result, investors in the Notes assume the credit risk of RBS N.V. and that of Holdings in the event that RBS N.V. defaults on its obligations under the Notes.  This means that if RBS N.V. and Holdings fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment.  Any obligations or Notes sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the Federal Deposit Insurance Corporation or any governmental agency.

•   Redemption Risk. We may choose to redeem the Notes when prevailing interest rates are relatively low and you may not be able to reinvest the redemption proceeds in a comparable security at an effective rate as high as the interest rate on the Notes being redeemed.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

•   Liquidity Risk. The Notes will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing for the Notes may be very limited or non-existent. The market price of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions and you may not receive your full principal back if the Notes are sold prior to maturity.  Since the issue price includes, and secondary market prices are likely to exclude, the agents’ commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes, the secondary market prices of the Notes are expected to be adversely affected.

•   Inflation Risk. The interest rates on the Notes are fixed.  If the rate of inflation exceeds the fixed interest rate on the Notes at any time during the term of the Notes you will not be compensated for the loss in value due to inflation.

•   Interest Rate Risk. The interest rate on the Notes is fixed.  Accordingly, you assume the risk that market interest rates may rise above the applicable fixed interest rates on the Notes at any time during the term of the Notes.  In such a case the market price of the Notes will likely fall and you will only be entitled to receive the applicable fixed interest rate on the Notes, which will be below market interest rates.

What if I have more questions?

RBS N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents RBS N.V. has filed with the SEC for more complete information about RBS N.V.  and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

RISK FACTORS

You should carefully consider the risks of the Notes to which this Pricing Supplement relates and whether these Notes are suited to your particular circumstances before deciding to purchase them.  It is important that prior to investing in these Notes you read the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Notes.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Credit Risk

      The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company. As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits.  In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

We May Choose to Redeem the Notes When Market Interest Rates Are Relatively Low

We may choose to redeem the Notes when market interest rates are relatively low.  It is likely that we will chose to redeem the Notes when market interest rates are lower than the applicable fixed interest rate paid by the Notes.  In such a case it is likely that you will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed.

Market Factors May Influence Whether We Exercise Our Right to Redeem the Notes Prior to Their Scheduled Maturity.

We have the right to redeem the Notes prior to the maturity date in whole or in part.  It is more likely that we will redeem the Notes at a time when market interest rates are lower than the fixed interest rate payable on the Notes.   Therefore, you are taking the risk that market interest rates may fall and we will call the Notes.  If the Notes are called prior to the maturity date, you may be unable to invest in securities issued by an issuer with a similar credit rating which yield the same as the Notes.  Accordingly, your ability to realize a higher than market yield on the Notes is limited by our right to redeem the Notes prior to their scheduled maturity, which may adversely affect the value of the Notes in the secondary market, if any.

Ability to Accrue Interest Over the Full Term of the Notes

If the Notes are redeemed prior to the maturity date, you will be entitled to receive only the principal amount of your Notes and any accrued but unpaid interest to and including the redemption date.  In such a case, you will lose the opportunity to continue to accrue and be paid interest from the redemption date to the scheduled maturity date.

Limited Return

The amount payable under the Notes will never exceed the original face amount of the Notes plus the applicable aggregate fixed interest payment investors earn during the term of the Notes.

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent. The

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

market price of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market price of the Notes, and you may not receive your full principal back if the Notes are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, volatility and interest rates.

In addition, the price, if any, at which our affiliate or another party are willing to purchase Notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Notes, as well as the cost of hedging our obligations under the Notes.

Economic and Market Risk

Many factors, most of which are beyond our control, will influence the market price of the Notes, including:

•	the time remaining to maturity of the securities;

•	interest and yield rates in the market generally (as interest rates rise, the value of fixed income instruments such as the Notes generally falls);

•	economic, financial, political and regulatory or judicial events that affect the financial markets generally and which may affect the Notes;

•	monetary policy, which can affect interest rate levels; and

•	the creditworthiness (ability to pay) of RBS N.V. as issuer of the Notes and the creditworthiness of RBS Holdings N.V. as the guarantor of our obligations under the Notes.

Some or all of these factors will influence the price that you will receive if you sell your Notes in the secondary market, if any, prior to maturity.  Thus, if you sell your Notes before maturity you may not receive back your entire principal amount.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the profit component included in the cost of hedging our obligations under the Notes.  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

Potential Conflicts of Interest; No Security Interest in Securities or Other Financial Instruments Held by Us

We and our affiliates may carry out hedging activities that minimize our risks related to the Notes, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to interest rates.  Through our affiliates, we may modify our hedge position during the life of the Notes by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes may decline.

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates.  Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings’ creditors generally and will not be available specifically for the benefit of the holders of the Notes.

Holdings of the Notes by Our Affiliates and Future Sales

Certain of our affiliates may purchase for investment the portion of the Notes that has not been purchased by investors in a particular offering of Notes, which initially they intend to hold for investment purposes.  As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Notes.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Notes that they had been holding for investment purposes at the same time that you attempt to sell your Notes, which could depress the price, if any, at which you can sell your Notes.  Moreover, the liquidity of the market for the Notes, if any, could be substantially reduced as a result of our affiliates holding the Notes. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

Potential Conflicts of Interest Between Holders of the Notes and the Calculation Agent

We and our affiliates play a variety of roles in connection with the issuance of the Notes, including our affiliate RBSSI acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  We and our affiliates may carry out hedging activities that minimize our risks related to the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

DESCRIPTION OF SECURITIES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.  The term “Security” refers to each $1,000 principal amount of our 8 Year Callable Fixed Rate Step-Up Notes due October 12, 2018 which are fully and unconditionally guaranteed by Holdings.

Principal Amount:	$27,000,000

Settlement Date	October 12, 2010

Issue Price	100%

Maturity Date	October 12, 2018; provided that if such day is not a Business Day, then the Maturity Date will be the next following Business Day.

Payment at Maturity	100% of the principal amount and any accrued but unpaid interest to but excluding the Maturity Date.

Specified Currency	U.S. Dollars

CUSIP/ISIN	78009KMU3

Denomination	The Notes may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Notes	The Notes will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Notes, when and as they shall become due and payable, whether at maturity, upon acceleration or redemption, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Rate
The interest rate on the Notes will be payable semi-annually in arrears at the rate of (i) 3.25% per annum, from and including the Settlement Date to but excluding October 12, 2014, (ii) 4.75% per annum, from and including October 12, 2014 to but excluding October 12, 2016, (iii) 5.75% per annum, from and including October 12, 2016 to but excluding October 12, 2017, and (iv) 7.75% per annum, from and including October 12, 2017 to but excluding the Maturity Date.

Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Interest Payment Dates
The 12th day of each April and October commencing on April 12, 2011 and ending on the Maturity Date; provided that if any such day is not a Business Day, then the Interest Payment Date will be the following Business Day, but no interest will accrue from and after the scheduled Interest Payment Date.

Optional Redemption
The Notes may be redeemed from time to time at our option prior to the Maturity Date in whole or in part at a price equal to 100% of the Principal Amount on any Optional Redemption Date. Notice of redemption will be given not less than five Business Days prior to the applicable Optional Redemption Date.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

Optional Redemption Dates	October 12, 2011 and any Interest Payment Date thereafter, provided that if any such day is not a Business Day, then the Optional Redemption Date will be the following Business Day.

Business Day
Means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trustee	Wilmington Trust Company.

Securities Administrator	Citibank, N.A.

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Notes as may be necessary in order that the net payment of the principal of the Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Notes to be then due and payable.

Book Entry
The indenture for the Notes permits us at anytime and in our sole discretion to decide not to have any of the Notes represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to investors of the purchase, ownership and disposition of Notes.  Notes and payments thereon generally are subject to U.S. federal income taxation.

Notice Under U.S. Treasury Department Circular 230:  The tax discussions contained in this discussion or any other document referenced herein were not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. These discussions were written to support the promotion or marketing of the transactions or matters addressed in this Pricing Supplement.

A prospective holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.  The following discussion is general and may not apply to a specific holder’s particular circumstances for any of the following (or other) reasons:

•
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), and rulings and decisions as in effect as of the date of this Pricing Supplement. Changes to any of these after this date may affect the tax consequences described below, possibly retroactively.

•
This summary discusses only the Notes acquired by beneficial owners at original issuance and held as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to beneficial owners subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, tax-exempt organizations, brokers and dealers in securities or currencies, certain securities traders and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances, such as a beneficial owner holding a Note as a position in a straddle, hedging, conversion or other integrated investment or a beneficial owner whose functional currency is not the U.S. dollar.

•
The Notes also may be subject to the U.S. federal estate tax, taxes imposed by states and possessions of the United States and by local taxing authorities, and may be subject to tax in other jurisdictions. Prospective holders should consult their own tax advisors as to the tax consequences of acquiring, owning and disposing of Notes.

No ruling has or will be sought from the U.S. Internal Revenue Service (the “IRS”) regarding the matters addressed below and the conclusions expressed herein are not binding on the IRS or any court, which might not agree with the tax treatment described in this discussion.

Legislation recently has been proposed that would impose a 30% withholding tax on certain payments, including U.S.-source interest and gross proceeds from the sale of debt instruments, made to foreign financial institutions and other foreign entities on behalf of beneficial owners of those payments if the foreign financial institution or other foreign entity does not meet certain information reporting and diligence requirements.  We cannot predict whether the proposed legislation will be enacted, and if enacted, what the effective date of the legislation would be.  Each prospective holder should consult its own tax advisor as to the possible tax consequences of the proposed legislation.

Because the following discussion may not apply to all prospective holders, each prospective holder should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

U.S. Holders

For purposes of the following discussion, a “U.S. holder” means: (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source, (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one U.S. person has the authority to control all substantial decisions of the trust, or (v) certain trusts in existence on August 20, 1996, and treated as United States persons (within the meaning of section 7701(a)(30) of the Code) prior to such date, that elect to continue to be treated as United States persons, as provided in the Treasury Regulations.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. The discussion below does not discuss the acquisition, ownership or disposition of a Note by a partnership.  A partner in a partnership holding the Notes should consult its tax advisor regarding the consequences to the U.S. federal income tax treatment of an investment in the Notes.

The first part of the following discussion is addressed to beneficial owners who are U.S. holders, the second part is addressed to beneficial owners who are not U.S. holders or partnerships (“non-U.S. holders”) and the last part addresses rules concerning information reporting to the IRS and backup withholding.

Payments of Interest to U.S. Holders

Interest paid on a Note generally is taxable as ordinary interest income.  A U.S. holder must report this income when it accrues or when the holder receives it, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Disposition or Retirement of Notes

When a U.S. holder sells, exchanges or otherwise disposes of a Note, or when we retire a Note (including by redemption), a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount the holder realizes upon the disposition or retirement and the holder’s tax basis in the Security.  A U.S. holder’s tax basis for determining gain or loss on the disposition or retirement of a Note generally is the holder’s U.S. dollar cost of such Security and decreased by the amount of any payments under the Security that are part of its stated redemption price at maturity.

Gain or loss a U.S. holder realizes on a disposition or retirement of a Note is capital gain or loss (except to the extent the gain represents accrued interest on the Security not previously included in gross income, to which extent such gain or loss would be treated as ordinary income). Any capital gain or loss is long-term capital gain or loss if at the time of disposition or retirement the U.S. holder held the Security for more than one year.  The deductibility of capital losses is subject to limitations.  Tax rates on capital gain for individuals vary depending on the individual’s income and the holding period for the Security.  U.S. holders who are individuals should contact their own tax advisors for information regarding the capital gains tax applicable to an investment in a Note.

Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income.  For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.  U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

Non-U.S. Holders

The following discussion applies to a holder if such holder is a non-U.S. holder.  For purposes of this discussion, a non-U.S. holder is a person other than a U.S. holder or a partnership.

Interest

For a non-U.S. holder of a Note, generally each payment of interest on the Security generally will be subject to a 30% U.S. withholding tax, unless:

•  the non-U.S. holder meets the general exemption for non-U.S. holders described below,

•  the non-U.S. holder meets the requirements for a reduced rate of withholding under a treaty, or

•  the interest is “effectively connected” to a business that the non-U.S. holder conducts in the United States, in each case as further described below.

In certain circumstances, a non-U.S. holder may be able to claim amounts that are withheld as a refund or as a credit against the holder’s U.S. federal income tax.

General Exemption for Non-U.S. Holders.

Payments of interest on a Note to a non-U.S. holder generally are exempt from U.S. withholding taxes if the holder satisfies the following conditions: (1) the appropriate payor in the chain of payment (the “Withholding Agent”) has received prior to payment in the year in which such payment occurs, or in either of the two preceding years, a statement signed by the holder under penalties of perjury that certifies that the holder is not a U.S. person and provides the holder’s name, address and taxpayer identification number, if any; (2) the Withholding Agent and all intermediaries between the holder and the Withholding Agent do not know or have reason to know that the holder’s non-U.S. beneficial ownership statement is false; and (3) the holder is not (a) a bank that receives payments on the Notes that are described in section 881(c)(3)(A) of the Code, (b) a 10% shareholder of the issuer within the meaning of section 871(h)(3)(B) of the Code, or (c) a “controlled foreign corporation” related to the issuer within the meaning of section 881(c)(3)(C) of the Code.

A non-U.S. holder may make the non-U.S. beneficial ownership statement on an IRS Form W-8BEN or a substantially similar substitute form.  A non-U.S. holder must inform the Withholding Agent (or the last intermediary in the chain between the holder and the Withholding Agent) of any change in the information on the statement within 30 days of the change. If a non-U.S. holder holds a Note through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent on the holder’s behalf. In such case, however, the signed statement must be accompanied by a copy of a Form W-8BEN or substitute form provided by the non-U.S. holder to the organization or institution. The U.S. Treasury Department is empowered to publish a determination that a beneficial ownership statement from any person or class of persons will not be sufficient to preclude the imposition of U.S. federal withholding tax with respect to payments of interest made at least one month after the publication of such determination.

Exemption or Reduced Withholding Rate for Non-U.S. Holders Entitled to the Benefits of a Treaty.

If a non-U.S. holder is entitled to the benefit of an income tax treaty to which the United States is a party the holder can obtain an exemption from or reduction of income and withholding tax (depending on the terms of the treaty) by providing to the Withholding Agent a properly completed IRS Form W-8BEN, or any successor form, before interest is paid. However, neither exemption nor reduced withholding will be available if the Withholding Agent has actual knowledge or reason to know that the form is false.

Exemption for Non-U.S. Holders with Effectively Connected Income.

If the interest a non-U.S. holder earns on a Note is “effectively connected” to a business the holder conducts in the United States, the holder can obtain an exemption from withholding tax by providing to the Withholding Agent a properly completed IRS Form W-8ECI, or any successor form, prior to the payment of interest, unless the Withholding Agent has actual knowledge or reason to know that the form is false.  Payments of interest on a Note exempt from the withholding

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

tax as effectively-connected income nevertheless may be subject to graduated U.S. federal income tax as if such amounts were earned by a U.S. person.

Disposition or Retirement of Notes

Except as provided below in “United States Taxation—Information Reporting and Backup Withholding,” a non-U.S. holder (other than certain nonresident alien individuals present in the United States for a total of 183 days or more during his or her taxable year) will not be subject to U.S. federal income tax, and no withholding of such tax will be required, with respect to any gain that is realized on the disposition or retirement of a Note, provided that the gain is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments of principal of and interest on Notes held by U.S. holders are generally required to be reported to the IRS unless otherwise exempt.

Backup withholding of U.S. federal income tax may apply to payments made in respect of the Notes, as well as payments of proceeds from the sale of Notes. Backup withholding will apply on such payments to holders or beneficial owners that are not “exempt recipients” and that fail to provide certain identifying information (such as their taxpayer identification numbers) in the manner required. Individuals generally are not exempt recipients.

If a Note is sold before maturity to (or through) a broker, the broker may be required to withhold a portion of the sale price. The broker will not withhold if either the broker determines that the seller is a corporation or other exempt recipient or the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. holder, certifies that such seller is a non-U.S. person (and certain other conditions are met). The broker must report such a sale to the IRS unless the broker determines that the seller is an exempt recipient or the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the beneficial owner’s non-U.S. status normally would be made on IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit certain other signed forms. For these purposes, the term “broker” includes all persons who, in the ordinary course of business, stand ready to effect sales made by others. This information reporting requirement generally will apply to a U.S. office of a broker and to a foreign office of a U.S. broker, as well as to a foreign office of a foreign broker (i) that is a “controlled foreign corporation” within the meaning of section 957(a) of the Code, (ii) 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the foreign broker has been in existence) was effectively connected with the conduct of a trade or business within the United States, or (iii) that is a foreign partnership with certain connections to the United States, unless such foreign office has both documentary evidence that the seller is a non-U.S. person and no actual knowledge, or reason to know, that such evidence is false.

A payment to a foreign partnership is treated, with some exceptions, for backup withholding purposes as a payment directly to the partners, so that the partners are required to provide any required certifications. If a prospective holder plans to hold a Note through a partnership or other pass-through entity, the prospective holder should consult the holder’s own tax advisors regarding the application of these rules to the holder’s specific situation.

A beneficial owner may claim any amounts withheld under the backup withholding rules as a refund or a credit against the beneficial owner’s U.S. federal income tax, provided that the required information is furnished to the IRS.  Furthermore, the IRS may impose certain penalties on a holder or beneficial owner who is required to supply information but who does not do so in the proper manner.

Payments of interest on a Note that is beneficially owned by a non-U.S. holder will be reported annually on IRS Form 1042-S, which the Withholding Agent must file with the IRS and furnish to the beneficial owner.

In the event that any withholding or backup withholding tax shall be imposed, we have no obligation to pay additional interest or other amounts as a consequence thereof or to redeem the Notes before their stated maturity.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return beginning in taxable years after 2010.  Holders are urged to consult their own tax advisors regarding such requirements with respect to the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

General Information

The U.S. federal tax discussion set forth above is included for a prospective holder’s general information only and may not apply to a particular prospective holder’s situation. Each prospective holder should consult its own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of the Notes, including the tax consequences under the tax laws of the United States, states, localities, countries other than the United States and any other taxing jurisdictions and the possible effects of changes in such tax laws.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Fixed Rate Step Up Securities

USE OF PROCEEDS

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. The issue price of the Notes includes the selling agents’ commissions (as shown on the cover page of this Pricing Supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Potential Conflicts of Interest between Security Holders and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement and “Use of Proceeds” in the accompanying Prospectus.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed our affiliate RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes. We will pay RBSSI a commission of 1.987% of the initial offering price of the Notes. RBSSI has informed us that, as part of its distribution of the Notes, it intends to sell the Notes to other dealers at the initial offering price less a selling concession. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI sells the Notes, will purchase the Notes at an agreed selling concession. RBSSI has informed us that such selling concessions may vary from dealer to dealer and that not all dealers will purchase the Notes at the same selling concession.  However, in no event will the selling concessions exceed the commission received by RBSSI from us.

RBSSI is an affiliate of ours and RBS Holdings N.V. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate. Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as a broker-dealer. RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI will enter into one or more hedging transactions with us in connection with this offering of Notes. See “Use of Proceeds” in the accompanying Prospectus.

To the extent that the total aggregate face amount of the Notes being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Notes for investment purposes. See “Holdings of the Notes by our Affiliates and Future Sales” under the heading “Risk Factors” in this Pricing Supplement.